Exhibit 4.1

SECOND AMENDMENT TO RIGHTS AGREEMENT

THIS SECOND AMENDMENT, dated as of July 20, 2009 (this “Second Amendment”) to the Rights Agreement dated as of July 10, 2006, as amended (the “Rights Agreement”), by and between Wilhelmina International, Inc. (formerly New Century Equity Holdings Corp.), a Delaware corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., as rights agent (the “Rights Agent”).  Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Rights Agreement.

WHEREAS, the Company and the Rights Agent are parties to an Amendment to Rights Agreement, dated as of August 25, 2008 (the “First Amendment”), entered into for the purpose of ensuring that the Wilhelmina Agreement and any subsequent acquisition of Common Shares by the Selling Shareholders contemplated by the Wilhelmina Agreement does not affect any Rights under the Rights Agreement;

WHEREAS, Krassner Family Investments Limited Partnership (“Krassner L.P.”), a party to the Wilhelmina Agreement, purchased Common Shares after the consummation of the Wilhelmina Transaction, which purchases are reported on Statements of Change in Beneficial Ownership on Form 4 filed with the Securities and Exchange Commission on June 3, 2009, June 12, 2009 and June 26, 2009 (the “Krassner Purchases”);

WHEREAS, the Krassner Purchases were not made in connection with or in contemplation of the Wilhelmina Agreement;

WHEREAS, the name of Krassner L.P. was incorrectly reflected in the First Amendment;

WHEREAS, the Company desires to amend the Rights Agreement so that the Krassner Purchases do not affect any rights under the Rights Agreement and to correctly reflect the name of Krassner L.P. in the Rights Agreement; and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing and the Company and the Rights Agent desire to evidence such amendment in writing.

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Second Amendment, and for other good and valuable consideration, the parties hereto agree as follows:

1.  Amendment of Section 1(a).  Section 1(a) of the Rights Agreement is hereby amended by replacing the last sentence thereof with the following sentence:

“Notwithstanding anything in this Rights Agreement to the contrary, (i) no Wilhelmina Seller nor any of their existing or future Affiliates or Associates shall be deemed to be an Acquiring Person solely by virtue of (A) the execution of the Wilhelmina Agreement, (B) the acquisition of Common Shares pursuant to the Wilhelmina Agreement, (C) the consummation of any other transactions contemplated by the Wilhelmina Agreement, or (D) the issuance of stock options to such Wilhelmina Seller or the exercise thereof, and (ii) neither Krassner Family Investments Limited Partnership nor any of its existing or future Affiliates or Associates shall be deemed to be an Acquiring Person solely by virtue of the Krassner Purchases.”

2.  Amendment of Section 1(ee).  Section 1(ee) of the Rights Agreement is hereby amended by deleting Section 1(ee) in its entirety and replacing it with the following:

“(ee) “TRIGGERING EVENT” means any Flip-in Event or Flip-over Event; provided,  however,  that no Triggering Event shall result solely by virtue of (i) the execution  of the Wilhelmina Agreement,  (ii) the acquisition of Common Shares pursuant to the Wilhelmina Agreement, (iii) the consummation of any other transactions contemplated by the Wilhelmina Agreement, (iv) the issuance of stock options to any Wilhelmina Seller or the exercise thereof by such Wilhelmina Seller, or (v) the Krassner Purchases.”

3.  Amendment of Section 1(ff).  Section 1(ff) of the Rights Agreement is hereby amended by deleting Section 1(ff) in its entirety and replacing it with the following:

“(ff)  “Wilhelmina Agreement” means that certain agreement dated August 25, 2008 by and among the Company, Dieter Esch, Lorex Investments AG, Brad Krassner, the Krassner Family Investments Limited Partnership, Wilhelmina International, Ltd., certain entities affiliated with Wilhelmina International, and certain other individuals set forth on a schedule thereto.

4.  Amendment of Section 1(gg).  Section 1(gg) of the Rights Agreement is hereby amended by deleting Section 1(gg) in its entirety and replacing it with the following:

“(gg)  “Wilhelmina Seller” means Dieter Esch, Lorex Investments AG, Brad Krassner, Krassner Family Investments Limited Partnership, Sean Patterson, Kevin Garnett, Glenn Damota, Serge Massat, Robert Kreusler, Eve Gianni, Marlene Wallach and Corey Preston.

5.  Amendment of Section 1.  Section 1 of the Rights Agreement is hereby amended by adding a new definition as subsection (hh) at the end thereof:

“(hh)  “Krassner Purchases” means those certain purchases of Common Shares by Krassner Family Investments Limited Partnership reported on Statements of Change in Beneficial Ownership on Form 4 filed with the Securities and Exchange Commission by Krassner Family Investments Limited Partnership on June 3, 2009, June 12, 2009 and June 26, 2009;

6.  Amendment of Section 3(a).  Section 3(a) of the Rights Agreement is hereby amended by replacing the last sentence thereof with the following sentence:

“Notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely by virtue of (i) the execution of the Wilhelmina Agreement, (ii) the acquisition of Common Shares pursuant to the Wilhelmina Agreement, (iii) the consummation of any other transactions contemplated by the Wilhelmina Agreement, (iv) the issuance of stock options to any Wilhelmina Seller or the exercise thereof by such Wilhelmina Seller, or (v) the Krassner Purchases.”

7.  Amendment of Section 7(a).  Section 7(a) of the Rights Agreement is hereby amended by replacing the last sentence thereof with the following sentence:

“Notwithstanding anything in this Rights Agreement to the contrary, neither (i) the execution of the Wilhelmina Agreement, (ii) the acquisition of Common Shares pursuant to the Wilhelmina Agreement, (iii) the consummation of any other transactions contemplated by the Wilhelmina Agreement, (iv) the issuance of stock options to any Wilhelmina Seller or the exercise thereof by such Wilhelmina Seller, nor (v) the Krassner Purchases, shall be deemed to be events that cause the Rights to become exercisable pursuant to the provisions of this Section 7 or otherwise.”

8.  Amendment of Section 11.  Section 11 of the Rights Agreement is hereby amended by replacing the second sentence at the beginning of Section 11 with the following sentence:

“Notwithstanding anything in this Rights Agreement to the contrary, neither (i) the execution of the Wilhelmina Agreement, (ii) the acquisition of Common Shares pursuant to the Wilhelmina Agreement, (iii) the consummation of any other transactions contemplated by the Wilhelmina Agreement, (iv) the issuance of stock options to any Wilhelmina Seller or the exercise thereof by such Wilhelmina Seller, nor (v) the Krassner Purchases, shall be deemed to cause the Rights to be adjusted or to become exercisable in accordance with this Section 11.”

9.  Amendment of Section 13.  Section 13 of the Rights Agreement is hereby amended by replacing the last sentence at the end of Section 13 with the following sentence:

“Notwithstanding anything in this Rights Agreement to the contrary, neither (i) the execution of the Wilhelmina Agreement, (ii) the acquisition of Common Shares pursuant to the Wilhelmina Agreement, (iii) the consummation of any other transactions contemplated by the Wilhelmina Agreement, (iv) the issuance of stock options to any Wilhelmina Seller or the exercise thereof by such Wilhelmina Seller, nor (v) the Krassner Purchases, shall be deemed to be events of the type described in this Section 13 or to cause the Rights to be adjusted or to become exercisable in accordance with Section 13.”

10.  Amendment of Section 25(a).  Section 25(a) of the Rights Agreement is hereby amended by replacing the last sentence thereof with the following sentence:

“Notwithstanding anything in this Rights Agreement to the contrary, neither (i) the execution of the Wilhelmina Agreement, (ii) the acquisition of Common Shares pursuant to the Wilhelmina Agreement, (iii) the consummation of any other transactions contemplated by the Wilhelmina Agreement, (iv) the issuance of stock options to any Wilhelmina Seller or the exercise thereof by such Wilhelmina Seller, nor (v) the Krassner Purchases, shall be deemed to require the Company to provide notice in accordance with this Section 25.”

11.  Amendment of Section 26(a).  Section 26(a) of the Rights Agreement is hereby amended by replacing the address for the delivery of notices and demands to the Company under the Rights Agreement, set forth at the end of Section 26(a), with the following:

Wilhelmina International, Inc.
200 Crescent Court, Suite 1400
Dallas, Texas 75201
Attention: Mark Schwarz

12.  Effectiveness. This Second Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

13.  Miscellaneous.  This Second Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.  This Second Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  If any provision, covenant or restriction of this Second Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Second Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

IN WITNESS WHEREOF, this Second Amendment is effective as of the day and year first referenced above.

WILHELMINA INTERNATIONAL, INC.

By:	/s/ Mark Schwarz
	Name:	Mark Schwarz
	Title:	Chief Executive Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

By:	/s/ Mauri J. Cowen
	Name:	Mauri J. Cowen
	Title:	Vice President

CERTIFICATION TO RIGHTS AGENT: The officer of the Company whose duly authorized signature appears above certifies that this Second Amendment is in compliance with the terms of Section 27 of the Rights Agreement.